 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-299062) pertaining to the Partnership Program of AGI Inc, and

(2) Registration Statement (Form S-8 No. 333-295393) pertaining to the 2026 Omnibus Incentive Plan of AGI Inc;

of our report dated April 30, 2026 (except for the effects on the consolidated financial statements of the corrections of errors disclosed in Note 2.2, as to which the date is November 11, 2026) with respect to the consolidated financial statements of Agi Financial Holding S.A. included in this Annual Report (Form 20-F/A) of AGI Inc for the year ended December 31, 2025.

/s/ ERNST & YOUNG Auditores Independentes S/S Ltda.

São Paulo, Brazil

November 11, 2026